Exhibit 99.1

Dropbox, Inc. Announces $1.135 Billion Convertible Notes Offering

SAN FRANCISCO, Calif., February 22, 2021— Dropbox, Inc. (“Dropbox”) (NASDAQ: DBX) today announced its intention to offer, subject to market conditions and other factors, $567.5 million aggregate principal amount of convertible senior notes due March 1, 2026 (the “2026 Notes”) and $567.5 million aggregate principal amount of convertible senior notes due March 1, 2028 (the “2028 Notes” and, together with the 2026 Notes, the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Dropbox also expects to grant the initial purchasers of the Notes a 13-day option to purchase up to an additional $56.75 million aggregate principal amount of 2026 Notes and up to an additional $56.75 million aggregate principal amount of 2028 Notes.

The Notes will be senior, unsecured obligations of Dropbox, and interest will be payable semi-annually in arrears. For each series of Notes, upon conversion, Dropbox will pay cash up to the aggregate principal amount of Notes to be converted and pay or deliver, as the case may be, cash, shares of Dropbox’s Class A common stock (“Class A common stock”) or a combination of cash and shares of Dropbox’s Class A common stock, at Dropbox’s election, in respect of the remainder. The interest rate, conversion rate, and other terms of the Notes are to be determined upon pricing of the offering.

In connection with the pricing of the Notes, Dropbox intends to enter into convertible note hedge and warrant transactions with one or more of the initial purchasers or their affiliates and/or other financial institutions (the “option counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution to Dropbox’s Class A common stock upon any conversion of the Notes and/or offset any cash payments Dropbox is required to make in excess of the principal amount of converted Notes, as the case may be. The warrant transactions would separately have a dilutive effect to the extent that the market value per share of the Class A common stock exceeds the strike price of any of the warrants unless, subject to the terms of the warrant transactions, Dropbox elects to cash settle the warrants. If the initial purchasers exercise their option to purchase additional notes, Dropbox intends to enter into additional convertible note hedge and additional warrant transactions relating to the additional notes.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or their respective affiliates expect to purchase shares of the Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the Notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or by purchasing or selling shares of the Class A common stock or other securities of Dropbox in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of the Notes or in connection with any repurchase of Notes by Dropbox on any fundamental change repurchase date or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the Notes, which could affect the ability of noteholders to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such Notes.

Dropbox intends to use a portion of the net proceeds of the offering of the Notes to pay the cost of the convertible note hedge transactions described above (after such cost is partially offset by the proceeds to Dropbox from the warrant transactions) and to repurchase shares of its Class A common stock from institutional investors. Dropbox expects to use the remaining proceeds of the offering for general corporate purposes, including repurchases of its Class A common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The convertible note hedge transactions, warrant transactions, Notes and the shares of Class A common stock issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

Media Contact:

Tessa Chen

press@dropbox.com

or

Investor Relations Contact:

Rob Bradley

IR@dropbox.com